Exhibit 99.4

Mobile Social Advertising and Brand Loyalty Company Blue Calypso Goes Public

CARROLLTON, TEXAS-September 8, 2011-Blue Calypso, Inc. (OTCBB: BCYP) (“Blue Calypso” or the “Company”) announced today that it has completed its merger with a public shell and has filed its 8-K  with the SEC and will trade on the Over-the-Counter Bulletin Board under the ticker symbol BCYP. Blue Calypso is a rapidly growing mobile and social advertising company using its patented advertising platform to deliver a compelling return on investment for advertisers in the mobile commerce space.

“We are excited to become public so that we can increase awareness of Blue Calypso and the value proposition it offers advertisers,” said Andrew Levi, founder, Chairman and CEO of Blue Calypso. “We believe the Company is well positioned to capture a significant share of the growing mobile advertising market.”

Led by experienced industry executives, Blue Calypso enables intimate friend-to-friend advertising distribution that utilizes personal social media profiles and SMS. Blue Calypso’s unique program is powered by their proprietary ad-rendering and delivery engine known as the Blue Calypso Network (BCN). The BCN gives advertisers the ability to serve multiple creative display ads within the same campaign, while targeting specific conditions such as geo-location, day-of-week, time-of-day, and even weather conditions to offer the most relevant marketing message to the end user.

According to ThinkMobile with Google, 85% of mobile devices will be web enabled by 2012, representing a large market opportunity where smart phones will become the standard device consumers use to connect to friends, the internet and the world at large.  J.P Morgan predicts that 2011 mobile ad spending will increase to $1.2 billion, approximately double the 2010 mobile ad spending total, so carriers and brands are trying a variety of approaches to figure out what works best in the space. Blue Calypso’s powerful analytics and business intelligence capabilities provide advertisers the ability to see how campaigns are delivered, where they are getting the most traction, and which calls to action are seeing the most activity. Since the platform is also a great way to quickly test creative message responses, advertisers can launch multiple campaigns with the same calls to action, use real-time analytics to see which content gets a more viral response maximizing the effectiveness of the social media campaigns.

Additional information on the company can be found on its web site at www.bluecalypso.com and in its Super 8-k filed with the Securities and Exchange Commission.

About Blue Calypso

Blue Calypso Inc. delivers a patented mobile social marketing and advertising platform which enables brands to leverage customer relationships to encourage brand loyalty and increase spending. The Company collaborates with its customers to develop the framework for making their brand contagious through use of word-of-mouth, social media communities, mobile technologies and customer loyalty rewards.

The Blue Calypso platform includes Calyp® (pronounced “klip”) and the Blue Calypso® Network (BCN). Calyp® is an engagement and loyalty program which empowers consumers to become “Endorsers” of the brands they are passionate about.  Calyp is available online and for the Apple iPhone and Google Android smartphones. Endorsers are encouraged to personalize and share display campaigns and brand content, friend-to-friend, via personal texts and social media posts which make them eligible to receive exclusive brand loyalty rewards and cash earnings.  Calyp® is powered by the Blue Calypso® network, a campaign dashboard, distribution, ad rendering and reporting engine. The Blue Calypso® network delivers the creative impact of print through full-screen display ads, while allowing brands to leverage the interactive strengths of mobile and social media. In addition, Blue Calypso Inc. offers services including social media and mobile marketing strategy, content management, community listening and response.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “will,” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Investor Contact:

James Young,

CEOcast, Inc.

(212) 732-4300

Media Inquiries:

Amy Power
Power Public Relations
(214) 618-3318